CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 53 to the Registration Statement on Form N-1A of Fidelity School Street Trust:
Fidelity Limited Term Municipal Income Fund (formerly Fidelity Limited Term Municipals), of our report dated February 4, 1997 on the financial statements and financial highlights included in the December 31, 1996 Annual Report to Shareholders of Fidelity Limited Term Municipal Income Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
February 20, 1997